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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ERLY INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)

                               THE POWELL GROUP
                      FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:
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                                                           FOR IMMEDIATE RELEASE

[LETTERHEAD OF THE POWELL GROUP]
                                                                COMPANY CONTACT:
                                                                  Nanette Kelley
                                                                       President
                                                                  (504) 922-4540


                                 THE POWELL GROUP FILES FIRST AMENDED DERIVATIVE
                                     COMPLAINT AGAINST ENTIRE BOARD OF DIRECTORS
                                                OR ERLY INDUSTRIES INC. (NASDAQ)

                   BATON ROUGE, LOUISIANA, SEPTEMBER 29, 1997... The Powell Group, its wholly owned subsidiary Farmers Rice Milling Company and The Powell Group President Nanette N. Kelley, who together own approximately 3.6% of the common shares of ERLY INDUSTRIES INC. (NASDAQ:ERLY), Los Angeles, announced today that they have filed in United States District Court, Central District of California, a First Amended Derivative Complaint against ERLY, AMERICAN RICE, INC. (NASDAQ:RICE) (ARI) and ERLY's entire board of directors.

     On September 10, 1997, a jury returned verdicts for damages and costs against Gerald Murphy, chairman and chief executive officer of ERLY, and Douglas Murphy, chief operating officer and a director of ERLY, for nearly $18 million in connection with litigation arising from the defendants' personal investment in a speculative Texas real estate development project. The Murphys had caused ERLY and ARI to become involved in disputes between the Murphys and their former partners, and as a result of that involvement, the jury also found ERLY and ARI jointly and severally liable for a portion of the damages and costs suffered by the plaintiffs. Ultimately, the verdict could result in an award for damages and costs against ERLY and ARI of as much as $10 million. As a result, The Powell Group amended its recently filed lawsuit against Gerald Murphy, alleging, among other things, breach of fiduciary duty, waste of corporate assets, and the making of illegal corporate loans, to include all of ERLY's directors.

     "We believe that each ERLY director is accountable for the betrayal of the company's shareholders for approving corporate funds to defend the Murphys for civil fraud and conspiracy in the failure of a planned adult housing development. We believe that the present composition of the ERLY board is designed to make each director dependent on Gerald and Douglas Murphy. The Murphys, with the approval of the other board members, have subjected ERLY to substantial unnecessary damages, legal expenses and costs as a result of their intentional breach of fiduciary duties," Kelley said

     "We believe that the entire ERLY board was fully aware that the Murphy legal defense was outrageously unfair to ERLY and its shareholders and was being undertaken to benefit the Murphys personally at company expense. They knew that it was a waste of corporate assets and would damage ERLY, but went ahead and approved and acquiesced in this misconduct. They voted unanimously to continue to advance funds for the Murphy legal defense in the Texas trial and to require Gerald Murphy to repay no more than half of the total legal bills," she added.

     On August 25, 1997, Kelley and The Powell Group filed a Proxy Solicitation with the Securities and Exchange Commission seeking to elect a new board of directors of ERLY.

     A privately held holding company based in Baton Rouge, Louisiana, the Powell Group has interests in rice farming, rice milling and storage, rice hull-to-electricity generation, radio broadcasting, commercial and residential real estate development and construction, travel management services and timber.

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